Exhibit 4.3

WARRANT AGENT AGREEMENT

WARRANT AGENT AGREEMENT (this “Warrant Agreement”) dated as of [______], 2020 (the “Issuance Date”) between ZIVO Bioscience, Inc., a company incorporated under the laws of the State of Nevada (the “Company”), and Direct Transfer LLC, a Delaware limited liability company (the “Warrant Agent”).

WHEREAS, pursuant to the terms of that certain Underwriting Agreement (“Underwriting Agreement”), dated [______], 2020, by and between the Company and Maxim Group, LLC, as representative of the underwriters set forth therein, the Company is engaged in a public offering (the “Offering”) of up to [ ] units (the “Units”), each unit consisting of one share (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, and one Warrant (each, a “Warrant” and collectively the “Warrants”) to purchase one share of Common Stock (each, a “Warrant Share” and collectively the “Warrant Shares”), including up to [ ] Shares and Warrants to purchase up to [ ] Warrant Shares issuable pursuant to the underwriters’ over-allotment option;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement, No. 333-[____], on Form S-1 (as the same may be amended from time to time, the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of Units, the Shares, the Warrants, and the Warrant Shares, and such Registration Statement was declared effective on [_____], 2020;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Warrant Agreement in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms or conditions).

2. Warrants.

2.1 Form of Warrants. The Warrants shall be registered securities and shall be initially evidenced by a global Warrant certificate (“Global Certificate”) in the form of Annex A to this Warrant Agreement, which shall be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making arrangements for book-entry settlement. In the event that the Warrants are not eligible for registration, or it is no longer necessary to have the Warrants available, in the name of Cede & Co., a nominee of DTC, the Company may instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the Global Certificate, and the Company shall instruct the Warrant Agent to deliver to each Holder (as defined below) separate certificates evidencing Warrants (“Definitive Certificates” and, together with the Global Certificate, “Warrant Certificates”), in the form of Annex C to this Warrant Agreement. The Warrants represented by the Global Certificate are referred to as “Global Warrants.”

2.2 Issuance and Registration of Warrants.

2.2.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants.

2.2.2 Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue the Global Certificate and deliver the Warrants in the DTC settlement system in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by DTC and (ii) by institutions that have accounts with DTC (each, a “Participant”), subject to a Holder’s right to elect to receive a Warrant in certificated form in the form of Annex C to this Warrant Agreement. Any Holder desiring to elect to receive a Warrant in certificated form shall make such request in writing delivered to the Warrant Agent pursuant to Section 2.2.8, and shall surrender to the Warrant Agent the interest of the Holder on the books of the Participant evidencing the Warrants which are to be represented by a Definitive Certificate through the DTC settlement system. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested.

2.2.3 Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name that Warrant shall be registered on the Warrant Register (the “Holder”) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the Global Certificate shall be exercised by the Holder or a Participant through the DTC system, except to the extent set forth herein or in the Global Certificate.

2.2.4 Execution. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile signature. The Warrant Certificates shall be countersigned by an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrant Certificates, and no Warrant Certificate shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an Authorized Officer.

2.2.5 Registration of Transfer. At any time at or prior to the Expiration Date (as defined below), a transfer of any Warrants may be registered and any Warrant Certificate or Warrant Certificates may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants the transfer of which is to be registered or that is or are to be split up, combined or exchanged. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Warrant Agent may require reasonable and customary payment, by the Holder requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant Certificate (but, for purposes of clarity, not upon the exercise of the Warrants and issuance of Warrant Shares to the Holder), of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement to the Warrant Agent of all reasonable expenses incidental thereto.

2.2.6 Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount (which shall in no event include the posting of any bond by any institutional investor that holds a Definitive Certificate), and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Warrant Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. The Warrant Agent may charge the Holder an administrative fee for processing the replacement of lost Warrant Certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. The Warrant Agent may receive compensation from the surety companies or surety bond agents for administrative services provided to them.

2.2.7 Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, including the Participants and beneficial holders that may own interests through the Participants, to take any action that a Holder is entitled to take under this Agreement or the Warrants; provided, however, that at all times that Warrants are evidenced by a Global Certificate, exercise of those Warrants shall be effected on their behalf by Participants through DTC in accordance the procedures administered by DTC.

2.2.8 Warrant Certificate Request. A Holder has the right to elect at any time or from time to time a Warrant Exchange (as defined below) pursuant to a Warrant Certificate Request Notice (as defined below). Upon written notice by a Holder to the Warrant Agent for the exchange of some or all of such Holder’s Global Warrants for a Definitive Certificate evidencing the same number of Warrants, which request shall be in the form attached hereto as Annex E (a “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the deemed surrender upon delivery by the Holder of a number of Global Warrants for the same number of Warrants evidenced by a Definitive Certificate, a “Warrant Exchange”), the Warrant Agent shall promptly effect the Warrant Exchange and shall promptly issue and deliver to the Holder a Definitive Certificate for such number of Warrants in the name set forth in the Warrant Certificate Request Notice. Such Definitive Certificate shall be dated the original issue date of the Warrants, shall be manually executed by an authorized signatory of the Company, shall be in the form attached hereto as Annex C, and shall be reasonably acceptable in all respects to such Holder. In connection with a Warrant Exchange, the Company agrees to deliver, or to direct the Warrant Agent to deliver, the Definitive Certificate to the Holder within three (3) Trading Days of the Warrant Certificate Request Notice pursuant to the delivery instructions in the Warrant Certificate Request Notice (“Warrant Certificate Delivery Date”). If the Company fails for any reason to deliver to the Holder the Definitive Certificate subject to the Warrant Certificate Request Notice by the Warrant Certificate Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares evidenced by such Definitive Certificate (based on the VWAP (as defined in the Warrants) of the Common Stock on the Warrant Certificate Request Notice Date), $10 per Business Day for each Business Day after such Warrant Certificate Delivery Date until such Definitive Certificate is delivered or, prior to delivery of such Warrant Certificate, the Holder rescinds such Warrant Exchange. The Company covenants and agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Definitive Certificate and, notwithstanding anything to the contrary set forth herein, the Definitive Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Warrant Certificate and the terms of this Agreement, other than Sections 3(c) and 9 herein, shall not apply to the Warrants evidenced by the Definitive Certificate.

2.2.9 Terms of the Warrant. The terms of the Warrants are set forth in the form of the Definitive Certificate attached hereto as Annex C, which form is incorporated by reference into this Warrant Agreement. If there is any discrepancy between any Section of this Warrant Agreement or the Global Certificate applicable to the Warrants and the form of Definitive Certificate attached hereto as Annex C, the form of Definitive Certificate shall govern and control.

3. Terms and Exercise of Warrants.

3.1 Exercise Price. Each Warrant shall entitle the Holder, subject to the provisions of the applicable Warrant Certificate and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $[ ] per whole share, subject to the subsequent adjustments provided by Section 3 of the Warrant Certificate. The term “Exercise Price” as used in this Warrant Agreement refers to the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2 Duration of Warrants. Warrants may be exercised only during the period (“Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., New York City time (the “close of business”) on [___], 2025 (“Expiration Date”), unless the Expiration Date is not a Business Day, in which case the Expiration Date will be the next Business Day. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date.

3.3 Exercise of Warrants.

3.3.1 Exercise and Payment. Subject to the provisions of this Warrant Agreement, a Holder (or a Participant or a designee of a Participant acting on behalf of a Holder) may exercise the purchase rights represented by the Warrants, in whole or in part, at any time or times on or before the Expiration Date by delivering to the Warrant Agent, a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed as Annex B hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 3.3.7 below is specified in the applicable Notice of Exercise. Notwithstanding any other provision in this Agreement, a holder whose interest in a Global Warrant is a beneficial interest in a Global Certificate held in book-entry form through the DTC (or another established clearing corporation performing similar functions), shall effect exercises by delivering to the DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, and complying with the procedures to effect exercise that are required by the DTC (or such other clearing corporation, as applicable). The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Holders will receive interest on any deposits or Exercise Price. The “Exercise Date” will be the first Business Day on which the materials in the foregoing sentence are received by the Warrant Agent (if by 5:00 P.M., New York City time), or the following Trading Day (if after 5:00 P.M., New York City time), regardless of any earlier date written on the materials. If the materials discussed in this Section 3.3.1 are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Company will be returned to the Holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on any funds deposited with the Warrant Agent or the Company in respect of an exercise or attempted exercise of the Warrants.

3.3.2 Issuance of Warrant Shares.

(a) The Warrant Agent shall on the Trading Day following the Exercise Date of any Warrant, advise the Company, the transfer agent and registrar for the Company’s Common Stock, in respect of (i) the number of Warrant Shares indicated on the Notice of Exercise as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant Shares and the number of Warrants that remain outstanding after such exercise and (iii) such other information as the Company or such transfer agent and registrar shall reasonably request.

(b) Upon the Warrant Agent’s receipt, at or prior to the close of business on the Expiration Date, of the executed Notice of Exercise, accompanied by payment of the Exercise Price pursuant to Section 2(b) of the Warrant Certificate (other than in the case of a Cashless Exercise), the Warrant Agent shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise no later than the Warrant Share Delivery Date.

3.3.3 Valid Issuance. All Warrant Shares issued by the Company upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 No Fractional Exercise. No fractional Warrant Shares will be issued upon the exercise of the Warrant. As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such exercise, the Company shall round up to the nearest whole Warrant Share to be issued to such Holder.

3.3.5 Charges, Taxes, and Expenses. Issuance of Warrant Shares shall be made without charge to a Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of a Holder or in such name or names as may be directed by a Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of a Holder, the Warrant, when surrendered for exercise, shall be accompanied by the Assignment Form attached to the Warrant duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

3.3.6 Date of Issuance. The Company will treat an exercising Holder as a beneficial owner of the Warrant Shares as of the Exercise Date of any Warrant, except that, if such date is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the open of business on the next succeeding date on which the stock transfer books are open.

3.3.7 Restrictive Legend Events; Cashless Exercise Under Certain Circumstances.

(a) The Company shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement and the current status of the prospectus included therein or to file and maintain the effectiveness of another registration statement and another current prospectus covering the Warrants and the Warrant Shares at any time that the Warrants are exercisable. The Company shall provide to the Warrant Agent and each Holder prompt written notice of any time that the Company is unable to deliver the Warrant Shares via DTC transfer or otherwise without restrictive legend because (A) the Commission has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (D) the prospectus contained in the Registration Statement is not available for the issuance of the Warrant Shares to the Holder or (E) otherwise (each a “Restrictive Legend Event”). To the extent that the Warrants cannot be exercised as a result of a Restrictive Legend Event or a Restrictive Legend Event occurs after a Holder has exercised Warrants in accordance with the terms of the Warrants but prior to the delivery of the Warrant Shares, the Company shall, at the election of the Holder, which shall be given within five (5) days of receipt of such notice of the Restrictive Legend Event, either (A) rescind the previously submitted Election to Purchase and the Company shall return all consideration paid by such Holder upon such rescission or (B) treat the attempted exercise as a cashless exercise as described in paragraph (b) below and refund the cash portion of the exercise price to the Holder.

(b) If a Restrictive Legend Event has occurred, the Warrant may be exercisable on a cashless basis pursuant to Section 2(c) of the Warrant Certificate. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments or net cash settlement to the Holder in lieu of delivery of the Warrant Shares. If the Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that, in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised and the Company agrees not to take any position contrary thereto.

Upon receipt of a Notice of Exercise for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Notice of Exercise to the Company to confirm the number of Warrant Shares issuable in connection with the cashless exercise. The Company shall promptly calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation under this section to calculate, the number of Warrant Shares issuable in connection with any cashless exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Warrant Agreement.

3.3.8 Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable in connection with any exercise, the Company shall promptly deliver to the Holder the number of Warrant Shares that are not disputed.

3.3.9 Beneficial Ownership Limitation. The Company and Warrant Agent shall not effect any exercise of a Warrant, and a Holder shall not have the right to exercise any portion of a Warrant, pursuant to Section 3 or otherwise, in contravention of the Beneficial Ownership Limitation set forth in Section 2(e) of the Warrant Certificate.

4. Adjustments. The Exercise Price, the number of Warrant Shares issuable upon exercise of each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of the Warrant Certificate. Upon every adjustment of the Exercise Price or the number of Warrant Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Warrant Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event causing any such adjustment, the Company shall give written notice to each Holder, at the last address set forth for such holder in the Warrant Register, as of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, or any related matter, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Warrant Agreement. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company.

5. Restrictive Legends; Fractional Warrants. In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not register that transfer until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Company and the Warrant Agent shall not issue fractions of Warrants or distribute a Global Warrant or Warrant Certificates that evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction up to the nearest whole Warrant. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant.

6. Other Provisions Relating to Rights of Holders of Warrants.

6.1 No Rights as Stockholder. Except as otherwise specifically provided herein and in accordance with Section 5(a) of the Warrant Certificate, a Holder, solely in its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of Warrants.

6.2 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock pursuant to Section 5(d) of the Warrant Certificate.

7. Concerning the Warrant Agent and Other Matters.

7.1 Any instructions given to the Warrant Agent orally, as permitted by any provision of this Warrant Agreement, shall be confirmed in writing by the Company as soon as practicable. The Warrant Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 7.1

7.2 (a) Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent for the Company hereunder, the Company shall pay to the Warrant Agent such fees as may be separately agreed between the Company and Warrant Agent and the Warrant Agent’s out of pocket expenses in connection with this Warrant Agreement, including, without limitation, the reasonable fees and expenses of the Warrant Agent’s counsel. While the Warrant Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Warrant Agent’s billing systems. (b) All amounts owed by the Company to the Warrant Agent under this Warrant Agreement are due within 30 days of the Company’s receipt of an invoice. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Warrant Agent for any reasonable attorney’s fees and any other costs associated with collecting delinquent payments. (c) No provision of this Warrant Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Warrant Agreement or in the exercise of its rights.

7.3 As agent for the Company hereunder the Warrant Agent: (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company; (b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares; (c) shall not be obligated to take any legal action hereunder; if, however, the Warrant Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity reasonably satisfactory to it; (d) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent and believed by it to be genuine and to have been signed by the proper party or parties; (e) shall not be liable or responsible for any recital or statement contained in the Registration Statement or any other documents relating thereto; (f) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws; (g) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Warrant Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Warrant Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted; (h) may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel; (i) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, or subagents, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, or subagent appointed with reasonable care by it in connection with this Warrant Agreement; (j) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and (k) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

7.4 (a) In the absence of gross negligence or willful or illegal misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Warrant Agreement. Anything in this Warrant Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences. (b) In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Warrant Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

7.5 The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Warrant Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence or willful misconduct.

7.6 Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the earlier of the Expiration Date and the date on which no Warrants remain outstanding (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Warrant Agreement. The Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in this Section 7 shall survive the termination of this Warrant Agreement.

7.7 If any provision of this Warrant Agreement shall be held illegal, invalid, or unenforceable by any court, this Warrant Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties to it to the full extent permitted by applicable law.

7.8 The Company represents and warrants that: (a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (b) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Warrant Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound; (c) this Warrant Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company; (d) the Warrants will comply in all material respects with all applicable requirements of law; and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

7.9 In the event of inconsistency between this Warrant Agreement and the descriptions in the Registration Statement, as they may from time to time be amended, the terms of this Warrant Agreement shall control.

7.10 Set forth in Annex D hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Warrant Agreement (the “Authorized Representatives”). The Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Warrant Agreement.

7.11 Except as expressly set forth elsewhere in this Warrant Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, at 2804 Orchard Lake Rd., Suite 202, Keego Harbor, Michigan 48320, Attention: Philip Rice, E-mail: [*], or, if to the Warrant Agent, to Direct Transfer LLC, One Glenwood Avenue, Suite 1001, Raleigh, NC, 27603, Attention: David Klimczak, E-mail: [*] or to such other address of which a party hereto has notified the other party.

7.12 (a) This Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Warrant Agreement may be litigated in courts located within the State of North Carolina. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Warrant Agreement. (b) This Warrant Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Warrant Agent or the Company shall not be deemed to constitute an assignment of this Warrant Agreement. (c) No provision of this Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties. The Company and the Warrant Agent may amend or supplement this Warrant Agreement without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Holders. All other amendments and supplements shall require the vote or written consent of Holders of at least 50.1% of the then outstanding Warrants, provided that adjustments may be made to the Warrant terms and rights in accordance with Section 4 without the consent of the Holders.

7.13 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Company may, pursuant to the terms of the Warrant, require the Holders to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent may refrain from registering any transfer of Warrants or any delivery of any Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

7.14 Resignation of Warrant Agent.

7.14.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company and the Holders of the Warrants, or such shorter period of time agreed to by the Company. The Company may terminate the services of the Warrant Agent, or any successor Warrant Agent, after giving thirty (30) days’ notice in writing to the Warrant Agent or successor Warrant Agent and the Holders of the Warrants, or such shorter period of time as agreed. If the office of the Warrant Agent becomes vacant by resignation, termination or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent, then the Warrant Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state of the United States of America, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate or at the request of the Company, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.14.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.14.3 Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Warrant Agreement, without any further act or deed. For purposes of this Warrant Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

8. Miscellaneous Provisions.

8.1 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

8.2 Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such holder to provide reasonable evidence of its interest in the Warrants.

8.3 Counterparts. This Warrant Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.4 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9. Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

(b) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(c) “Trading Day” means any day on which the Common Stock is traded on the Trading Market.

(d) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

(e) “Warrant Share Delivery Date” means the date that is the earliest of: (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, all subject to receipt of any cash payments required by the Holder.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Warrant Agent Agreement has been duly executed by the parties hereto as of the day and year first above written.

ZIVO BIOSCIENCE, INC.

By:
Name:
Title:

DIRECT TRANSFER LLC

By:
Name:
Title:

Annex A - Form of Global Certificate

Annex B – Notice of Exercise

Annex C - Form of Certificated Warrant

Annex D - Authorized Representatives

Annex E - Form of Warrant Certificate Request Notice

[Signature Page—Warrant Agent Agreement

ZIVO Bioscience, Inc.]

ANNEX A

[FORM OF GLOBAL CERTIFICATE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ZIVO BIOSCIENCE, INC.

GLOBAL WARRANT CERTIFICATE

NOT EXERCISABLE AFTER [_______], 2025

This certifies that the person whose name and address appears below, or registered assigns, is the registered owner of the number of Warrants set forth below. Each Warrant entitles its registered holder to purchase from ZIVO BIOSCIENCE, INC., a Nevada corporation (the “Company”), at any time prior to 5:00 P.M. (New York City time) on [_________], 2025 (the “Expiration Date”) (unless such date is not a Business Day, in which case the Expiration Date will be the next Business Day), one share of common stock, par value $0.001 per share, of the Company (each, a “Warrant Share” and collectively, the “Warrant Shares”), at an exercise price of $[ ] per share, subject to possible adjustments as provided in the Warrant Agreement (as defined below).

This Warrant Certificate, with or without other Warrant Certificates, upon surrender at the designated office of the Warrant Agent, may be exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. A transfer of the Warrants evidenced hereby may be registered upon surrender of this Warrant Certificate at the designated office of the Warrant Agent by the registered holder in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, a signature guarantee, and such other and further documentation as the Warrant Agent may reasonably request and duly stamped as may be required by the laws of the State of New York and of the United States of America.

The terms and conditions of the Warrants and the rights and obligations of the holder of this Warrant Certificate are set forth in the Warrant Agent Agreement dated as of [______], 2020, including, but not limited to, the terms set forth in the Definitive Certificate in the form attached thereto as Annex C (the “Warrant Agreement”) by and between the Company and Direct Transfer LLC (the “Warrant Agent”). A copy of the Warrant Agreement is available for inspection during business hours at the office of the Warrant Agent.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

WITNESS the facsimile signature of a proper officer of the Company.

ZIVO BIOSCIENCE, INC.

By:
Name:
Title:

Dated: [_____], 2020

Countersigned:

DIRECT TRANSFER LLC

as Warrant Agent

By:

Name:

Title:

PLEASE	DETACH	HERE

Certificate No.: 1 Number of Warrants

WARRANT CUSIP NO.: [_______]

DIRECT TRANSFER LLC
Cede & Co.	By Mail: One Glenwood Avenue, Suite 1001 Raleigh, NC, 27603 By hand or overnight courier:

Annex A

ANNEX B

NOTICE OF EXERCISE

TO: ZIVO BIOSCIENCE, INC.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[   ] in lawful money of the United States; or

[   ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number: _______________________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

Annex B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address:

[Signature Guarantee]

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Warrant Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Warrant Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Annex B

ANNEX C

FORM OF CERTIFICATED WARRANT

COMMON STOCK PURCHASE WARRANT

ZIVO BIOSCIENCE, INC.

Warrant Shares: _______	Initial Exercise Date: [ ] [ ], 2020
Issue Date: [ ] [ ], 2020

Annex C

ANNEX D

AUTHORIZED REPRESENTATIVES

Name	Title	Signature

Andrew Dahl	Chief Executive Officer

Philip M. Rice II	Chief Financial Officer

Annex D

ANNEX E

Form of Warrant Certificate Request Notice

WARRANT CERTIFICATE REQUEST NOTICE

To: Direct Transfer LLC, as Warrant Agent for ZIVO Bioscience, Inc. (the “Company”)

The undersigned Holder of Common Stock Purchase Warrants (“Warrants”) in the form of Global Warrants issued by the Company hereby elects to receive a Definitive Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Global Warrants: ______________________________________________________________

2.	Name of Holder in Definitive Certificate (if different from name of Holder of Warrants in form of Global Warrants): ________________________________

3.	Number of Warrants in name of Holder in form of Global Warrants: ______________________________________________________________

4.	Number of Warrants for which Definitive Certificate shall be issued: ______________________________________________________________

5.	Number of Warrants in name of Holder in form of Global Warrants after issuance of Definitive Certificate, if any: ___________

6.	Definitive Certificate shall be delivered to the following address:
______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Definitive Certificate, the Holder is deemed to have surrendered the number of Warrants in form of Global Warrants in the name of the Holder equal to the number of Warrants evidenced by the Definitive Certificate.

Annex E

[SIGNATURE OF HOLDER]

Name of Investing Entity:

____________________________________________________

Signature of Authorized Signatory of Investing Entity:

____________________________________________________

Name of Authorized Signatory:

____________________________________________________

Title of Authorized Signatory:

____________________________________________________

Date: _______________________________________________

Annex E